Exhibit F


                 STATE OF NEW YORK DEPARTMENT OF PUBLIC SERVICE
                 THREE EMPIRE STATE PLAZA, ALBANY, NY 12223-1350
                  Internet Address: http://www.dps.state.ny.us

PUBLIC SERVICE COMMISSION                              DAWN JABLONSKI RYMAN
                                                         General Counsel
WILLIAM M. FLYNN
      Chairman                                         JACLYN A. BRILLING
THOMAS J. DUNLEAVY                                         Secretary
JAMES D. BENNETT
LEONARD A. WEISS
NEAL N. GALVIN



                                                 December 1, 2004

Ms. Catherine A. Fisher
Assistant Director
Office of Public Utility Regulation
U.S. Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

     Re: SEC File No. 70-10236 - National Grid Transco plc's Request for Investment and Financing Authority to Acquire Foreign Utility Companies

Dear Ms. Fisher:

     The New York Public Service Commission (the "Commission") is in receipt of your letter of September 17, 2004, requesting the Commission's views regarding the application of National Grid Transco plc ("National Grid") before the Securities and Exchange Commission ("SEC") in the above-referenced docket. The Commission is aware that the SEC issued an Order on September 30, 2004 in connection with this application (HCAR No. 35-27898, the "Order"). Pursuant to the Public Utility Holding Company Act of 1935, you solicit the views of the Commission "as to its authority and resources to protect ratepayers subject to its jurisdiction, and its intention to exercise that authority, in light of National Grid's existing interests in FUCOs and in light of the proposed investment" if the proposed investment were made.

     Your letter reports that National Grid is currently authorized to finance its investments in foreign utility companies ("FUCOs") in an amount of up to $20 billion. As of September 30, 2003 National Grid's aggregate investment in FUCOs totaled $14.949 billion. National Grid currently has an application before the SEC that includes a proposal to make additional FUCO investments of $20 billion, which will increase its authorization to issue guarantees and invest in FUCOs to total $34.949 billion. The Commission has reviewed the application and requested the attached letter from National Grid clarifying its request to issue guarantees of obligations of associate companies. The letter states that Niagara Mohawk Holdings, Inc. will restrict any guarantees to obligations of its direct and indirect subsidiaries.

     Given the jurisdiction of the Commission and based on the foregoing, National Grid's proposed investments will not have an adverse impact on Niagara Mohawk Power Corporation, or its respective customers, or the ability of the Commission to protect Niagara Mohawk Power Corporation or its ratepayers in New York. The Commission is of the view that it has the authority and resources to protect New York ratepayers and it intends to continue exercising that authority.




                                               Sincerely,

                                               /s/ Dawn Jablonski Ryman
                                               Dawn Jablonski Ryman
                                               General Counsel
Attachment

cc:      Ronald Gerwatowski
         James Meehan
         Robert Seega
         Patrick Piscitelli

                                                                   National Grid

                                                                Kirk L. Ramsauer
                                                          Deputy General Counsel



                                            November 3, 2004


Hon. William M. Flynn, Esquire, Chair
New York Public Service Commission
Three Empire State Plaza
Albany, New York 12223-1350

     Re: National Grid Transco plc's Request for Investment and Financing Authority to Acquire Foreign Utility Companies, SEC File No. 70-10236

Dear Chairman Flynn:

     I am writing in connection with the above-referenced application filed with the Securities and Exchange Commission ("SEC") by National Grid Transco plc ("NGT"), a registered public utility holding company under the Public Utility Holding Company Act of 1935 ("Act"), and the Order issued by the SEC on September 30, 2004 in connection therewith (HCAR No. 35-27898) (the "Order"). This application, as amended, describes the proposed financing program of NGT and its subsidiaries and, in particular, proposes that NGT be permitted to issue securities and invest an additional $20 billion in foreign utility companies ("FUCOs") through September 30, 2007.

     Although the Order may be read to permit Niagara Mohawk Holdings, Inc. ("NiMo Holdings") to guarantee the obligations of associate companies, including FUCOs, NiMo Holdings will restrict any NiMo Holdings guarantees to obligations of its direct and indirect subsidiaries.

     If you have any questions, please do not hesitate to contact me at 508.389.2972.



                                                    Sincerely,

                                                    /s/ Kirk L. Ramsauer

                                                    Kirk L. Ramsauer
                                                    Deputy General Counsel


cc:  Ronald Gerwatowski
     James Meehan
     Patrick Piscitelli
     Robert Seega